EXHIBIT 10.1

PREFERRED ISSUANCE AGREEMENT

This PREFERRED ISSUANCE AGREEMENT (this “Agreement”) is entered into as of April 27, 2022, by and between Biostage, Inc. (f/k/a Harvard Apparatus Regenerative Technology, Inc.), a Delaware corporation (the “Company”), and Harvard Bioscience, Inc., a Delaware corporation (“HBIO”). The Company and HBIO may be collectively referred to herein as the “Parties” and each may be referred to individually as a “Party.”

A.       Simultaneously with the execution and delivery of this Agreement, the Parties are entering into a Confidential Settlement, Release, and Indemnification Agreement (the “Settlement Agreement”) relating to the settlement of certain claims among the various parties thereto, as more particularly described in the Settlement Agreement (the “Settlement”).

B.       Pursuant to the terms of the Separation and Distribution Agreement by and between the Parties dated as of October 31, 2013 (the “Separation Agreement”), the Company is required to indemnify HBIO for all costs, claims and losses relating to liabilities the Company assumed from HBIO, which includes without limitation the liabilities incurred by HBIO in connection with the legal proceedings described in the Settlement Agreement (the “Proceedings”).

C.       In satisfaction of certain of the Company’s indemnification obligations in connection with the Proceedings as more particularly described below, the Parties have agreed that the Company will issue to HBIO shares of a new series of convertible preferred stock, par value $0.01 per share (the “Preferred Stock”) pursuant to the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                   Indemnification. For clarity, any payments HBIO makes pursuant to the terms of the Settlement Agreement and any payments by HBIO of any legal expenses arising out of, resulting from or in connection with the Proceedings or the Settlement are fully indemnifiable, and shall be indemnified, by the Company.

2.                   Issuance of Preferred Stock. No later than May 1, 2022, the Parties shall use reasonable best efforts to enter into definitive documentation concerning the issuance to HBIO of the Preferred Stock having the terms set forth on Exhibit A (the “Preferred Issuance”). Upon the Preferred Issuance, the Company’s indemnification obligations under the Separation Agreement with respect to the Proceedings and the Settlement shall be deemed satisfied solely to the extent of the aggregate dollar issue amount of the Preferred Issuance. For clarity, any legal expenses arising out of, resulting from or in connection with the Proceedings or the Settlement that are paid by HBIO, whether paid (x) before the Preferred Issuance and not satisfied by the Preferred Issuance or (y) after the Preferred Issuance, shall continue to be fully indemnifiable by the Company.

3.                   No Other Claims; Notification of Claims. The Company represents and warrants to HBIO that, to the best of its knowledge, other than the Proceedings, there are no pending or threatened claims, actions, disputes, lawsuits or other legal proceedings of any nature relating to the sale of the Company’s or HBIO’s products or otherwise related to the operation of the Company’s or HBIO’s business (“Claims”). In the event the Company becomes aware of any potential Claim, it shall promptly (and in all event no later than 2 business days) notify HBIO of such potential Claim and, promptly upon HBIO’s request, shall notify the Company’s past or present (as directed by HBIO) liability insurance carriers of such potential Claim in writing, provided that the Company shall first provide a draft of such written notice to HBIO and shall incorporate any comments HBIO reasonably provides to such written notice.

4.                   Miscellaneous. This Agreement may be amended, modified and supplemented only by the written agreement of the Parties hereto. This Agreement shall be governed and construed in accordance with the law of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction that would result in the application of the law of any other jurisdiction. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement or caused its duly authorized officer to execute this Agreement as of the date first written above.

BIOSTAGE, INC.

By:	/s/ David Green
Name:	David Green
Title:	Interim CEO

HARVARD BIOSCIENCE, INC.

By:	/s/ Michael A. Rossi
Name:	Michael A. Rossi
Title:	Chief Financial Officer

[Signature Page]

EXHIBIT A

CONVERTIBLE PREFERRED STOCK TERM SHEET

[See attached]

CONFIDENTIAL TERM SHEET

BIOSTAGE, INC.

CONVERTIBLE PREFERRED STOCK

April 27, 2022

The following summary of terms (“Term Sheet”) sets forth a non-binding summary of the proposed principal terms of a new class of convertible preferred stock (“Preferred Stock”) of Biostage, Inc. (the “Company”) and the proposed issuance thereof to Harvard Bioscience, Inc. (“HBIO”). This Term Sheet does not contain all matters upon which agreement must be reached in order for the parties to enter into or adopt binding definitive documents concerning the Preferred Stock. Except to the limited extent explicitly set forth in the provision below with the heading Binding Effect, this Term Sheet does not constitute a binding agreement.

This Term Sheet, its existence and its contents are intended for the exclusive use of the parties and, without the prior written consent of HBIO and the Company, shall not, except as required by law, be disclosed by either party hereto or any of its subsidiaries to any person other than such party’s legal and financial advisors for the purposes of evaluating the possible transaction.

Issuer:	Biostage, Inc. (OTC: BSTG)
Issue Amount:	$4,000,000
Issue Price:	$1,000 per share (the “Issue Price”)
Dividends:	Payable quarterly in additional shares of Preferred Stock at a rate of 8% per annum, accrued daily and compounded quarterly.
Liquidation Preference:	In the event of a liquidation, dissolution or winding up of the Company, the Preferred Stock will have a per share liquidation preference equal to the Issue Price plus all accrued and unpaid dividends.
Mandatory Conversion:

At the initial closing of the earlier to occur of (such transaction, a “Qualified Offering”) (i) Company’s offering that includes common stock (whether private placement or public offering) that coincides with its uplisting onto NASDAQ, (ii) its initial public offering that includes common stock following the issuance of the Preferred Stock, or (iii) its initial private placement that includes common stock following the issuance of the Preferred Stock in the event the gross proceeds of such private placement are $4,000,000 or more, each share of Preferred Stock shall automatically convert, without the requirement of any further action, into that number of shares of the Company’s common stock (“Common Stock”) determined by dividing (i) the Issue Price plus all accrued and unpaid dividends by (ii) the Offering Conversion Price.

The “Offering Conversion Price” for each share of Preferred Stock will equal the price per share of the common stock issued in the applicable transaction; it being understood however that if there is more than one type of security issued in the transaction and either the price per share of common stock was not agreed upon in the transaction (such as if securities were sold as a unit) or the price per share of common stock was agreed upon but such price did not for conversion purposes reflect a reliable price for the purchase of common stock separately due to such common stock not being the primary security in the transaction, the price per share of the common stock issued in the applicable transaction shall be the implied price per share of the common stock which shall be reasonably calculated (including through backing out the value of the non-common securities, such as through Black Scholes valuation of the warrants for example) and subject to mutual agreement between the Company and the holder of Preferred Stock, such agreement not to be unreasonably withheld, delayed or conditioned.

Optional Conversion:

Each share of Preferred Stock is also convertible at any time, at the holder’s option, into that number of shares of the Company’s common stock (“Common Stock”) determined by dividing (i) the Issue Price plus all accrued and unpaid dividends by (ii) the Conversion Price.

The “Conversion Price” for each share of Preferred Stock will equal the trailing 60-day volume-weighted average closing price per share of the Common Stock immediately prior to the conversion.

Consent Rights:

Until converted, a holder of Preferred Stock will have a consent right over the following actions of the Company:

(i)             issuances of equity securities unless they rank junior to the Preferred Stock;

(ii)           entry into new material related party transactions (as determined in accordance with Item 404 of Regulation S-K) aside from capital raising transactions, appointment of directors in connection with stockholder nominations and exercise of rights to appoint directors held by existing stockholders of the Company in effect at the time of issuance of the preferred as described in the Company’s proxy statements; and

(iii)           in the event any New Indemnification Claim from HBIO that may arise following the issuance of the preferred is unsatisfied in whole or in part, the incurrence of any indebtedness for borrowed money or any guaranty therefor in excess of $500,000 individually or in the aggregate.

“New Indemnification Claim” refers to any claim for indemnification properly made in accordance with the Separation and Distribution Agreement.

(i) issuances of equity securities unless they rank junior to the Preferred Stock;
(ii) entry into new material related party transactions (as determined in accordance with Item 404 of Regulation S-K) aside from capital raising transactions, appointment of directors in connection with stockholder nominations and exercise of rights to appoint directors held by existing stockholders of the Company in effect at the time of issuance of the preferred as described in the Company’s proxy statements; and
(iii)

in the event any New Indemnification Claim from HBIO that may arise following the issuance of the preferred is unsatisfied in whole or in part, the incurrence of any indebtedness for borrowed money or any guaranty therefor in excess of $500,000 individually or in the aggregate.

“New Indemnification Claim” refers to any claim for indemnification properly made in accordance with the Separation and Distribution Agreement.

Rule 144:	Following conversion of the Preferred Stock, the Company shall provide customary support as to sales of the common stock so received pursuant to Rule 144. In addition, following the transaction that results in the mandatory conversion, or the optional conversion, of the Preferred Stock, to the extent that HBIO is an Affiliate of the Company, if Rule 144 is not available to allow transferability of such common stock without volume limitations, then subject to the approval of any applicable investment bank or underwriter engaged by the Company pertaining to the underlying offering transaction, if any, the holder shall have piggyback registration rights with respect to any registration statement filed by the Company during such time period of 144 limitation (excluding for the avoidance of any doubt any Registration Statements on Form S-8 or S-4). In the event that the applicable registration rules limit the number of shares that can be included in the applicable registration statement, the Company shall include in such registration statement, first the shares the Company intends to sell, second the shares of other investors the Company is required or has agreed to include therein, and third, the portion of the common stock issued upon conversion of the Preferred Stock that when added to such initial shares does not exceed such applicable registration limitation.
Lock-Up:	In connection with any Qualified Offering, HBIO will execute any customary lock-agreement that the investment banker, underwriter or prospective investors require other key shareholders of the Company to execute; it being understood that such lock-agreement shall be no more restrictive upon HBIO than upon any other shareholder and shall in no event exceed a period of 180 days.
Assignments:	The Preferred Stock shall not be held by more than one holder without the written consent of the Company.
Confidentiality:

This Term Sheet is delivered with the understanding and on the condition that neither it nor its substance nor the fact that discussions are or have been taking place will be disclosed publicly or privately, except with the written consent of HBIO and the Company.

Binding Effect:	This Term Sheet is not binding except as to this provision and the provisions concerning “Confidentiality” and “Governing Law”.
Governing Law:	New York.

Harvard Bioscience, Inc.

By:	/s/ Michael A. Rossi
Name: Michael A. Rossi
Title: CFO

Biostage, Inc.

By:	/s/ David Green
Name: David Green
Title: Interim CEO